Exhibit 10.23

Patterson-UTI Energy, Inc.
Letterhead

October 22, 2004

Name
Address

Dear _____________:

     This letter confirms and evidences the existing agreement between Patterson-UTI Energy, Inc. (the “Company”) and you pursuant to which the Company agrees to pay to you within ten (10) days of your termination of employment with the Company for any reason (including voluntary termination by you), an amount in cash equal to your annual base salary at the time of such termination. You agree that any payment made pursuant to the agreement evidenced in this letter will reduce dollar for dollar any payment owed to you, if any, pursuant to the Change in Control Agreement dated January 29, 2004 between the Company and you or any agreement in substitution therefore. You agree that this letter agreement evidences and supercedes any oral understanding between the Company and you with respect to the payment of a cash severance payment to you upon your termination.

     Please acknowledge your agreement below.

PATTERSON-UTI ENERGY, INC.

By:

Acknowledged and Agreed this
___day of October, 2004

Name